Exhibit 2.2

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”) dated as of this 3d day of October, 2011, by and between NorthStar Hawaii, LLC, a Delaware limited liability company or its assigns (the “Buyer”) on one hand, and Vestin Realty Mortgage I, Inc., a Maryland corporation (“VRMI”) and Vestin Realty Mortgage II, Inc., a Maryland corporation (“VRMII”, and collectively with VRMI, referred to as “Sellers”) and Buyer and Sellers are collectively referred to as the “Parties”).

W I T N E S S E T H:

WHEREAS, Sellers are commercial real estate lenders. Sellers acquired title to the assets of the Hawaiian Businesses, as defined herein, via judicial foreclosure sale of a loan and protracted litigation with the State of Hawaii. The foreclosure sale was completed and approved by an Hawaiian court on July 10, 2010 and approved by the State of Hawaii Department of Commerce and Consumer Affairs (“DCCA”) for licensure on July 10, 2010.  Since that date, Sellers have contracted with Hawaiian Funeral Services Management, Inc. ( the “Management Company”) to manage the assets and businesses of the Hawaiian Businesses.

WHEREAS, the Parties entered into a letter of intent dated October 7, 2010 (the “Letter of Intent”) whereby Sellers agreed to negotiate with Buyer for the sale of the operating assets and certain of the liabilities of the Hawaiian cemetery and funeral entities, as more fully described on Exhibit “A” (“Hawaiian Businesses”); and

WHEREAS, Sellers own one hundred percent (100%) of the outstanding ownership interests (the “Membership Interests”) in Hawaii Funeral Services, LLC, an Hawaiian limited liability company (the “Company”); and

WHEREAS, the Company owns one hundred percent (100%) of the outstanding ownership interests in each of the Hawaiian Businesses (the “Hawaiian Business Interests”); and

WHEREAS, the Hawaiian Businesses are in the business of owning and operating funeral homes and cemeteries in the state of Hawaii (the “Business”); and

WHEREAS, each Hawaiian Business owns or leases the assets that have been necessary for the current operation of their respective business (the “Acquired Assets”); and

WHEREAS, the Sellers desire to sell, and the Buyer desires to purchase, all of the outstanding Membership Interests of the Company, upon the terms and subject to the conditions herein set forth; and

WHEREAS, this Agreement sets forth the terms and conditions to which the Parties have agreed.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

Purchase and Sale of the Membership Interests

Section 1.1                      Purchase and Sale.  On and subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall purchase from the Sellers and the Sellers shall sell, transfer and assign, convey and deliver to the Buyer the Membership Interests, free and clear of all Liens, as defined herein. Simultaneous with the Closing, the Company and the Hawaiian Businesses shall distribute to the Sellers (i) all cash or cash equivalents held in operating accounts, except for cash or cash equivalents (a) held in the form of Certificates of Deposit as security for the cemetery and funeral licenses held by the Hawaiian Businesses in the aggregate  of approximately $300,000; (b) received by the Hawaiian Businesses as required to be deposited into the respective trust accounts for payments received within the 60 days prior to Closing; (c) held by the Company or the Hawaiian Businesses for the sale of the Maui property which is subject to litigation, unless such cash has already been deposited into the applicable trust account; (d) specifically earmarked for the irrigation, well and sprinkler system at Maui Memorial Park; provided, however, any funds which is money owed to a Trust Fund, shall be excluded from this definition; (ii) marketable securities; (ii) personal property held on the location of an Hawaiian business but owned by an employee and, to the extent any property has a value in excess of $500, specifically set forth on Schedule 1.1 hereto and (f) those items listed on Schedule 1.1 (collectively the “Excluded Assets”). Notwithstanding the exclusions set forth in Section 1.1(a)-(e), any such excluded monies shall be promptly paid to the Sellers by the Buyer at such time as such monies are no longer required to satisfy the respective exclusion.

Section 1.2                      Purchase Price.

(a)           On the terms and subject to the conditions of this Agreement, the purchase price for the Membership Interests shall be Fifteen Million Three Hundred Thousand Dollars ($15,300,000.00) (the “Purchase Price”).

(b)           The Purchase Price shall be paid by Buyer to Sellers at Closing as follows:

(i)           Twelve Million Three Hundred Thousand Dollars ($12,300,000) in cash by bank wire transfer of immediately available funds to such account as the Sellers shall designate to the Buyer.

(ii)           Three Million Dollars ($3,000,000) into an escrow account held by Provident Trust Company as escrow agent (the “Escrow Agent”) pursuant to the terms of an escrow agreement (the “Escrow Agreement), as attached hereto as Exhibit E. Such an amount and all interest or other earnings on such funds shall be the “Escrow Funds”.

(iii)           Disbursement of such Escrow Funds shall be made in accordance with the terms of the Escrow Agreement.

(c)           Subject to the Closing of the transaction contemplated hereby and the terms and conditions of this Agreement, Buyer shall pay to the Escrow Agent the sum of One Million Dollars ($1,000,000) (the “Management Company Payment”).   The Management Company Payment shall be delivered by bank wire transfer of immediately available funds to such account as the Sellers shall designate to the Buyer.

Section 1.3                      Prorations; Services in Progress; Transaction Taxes.  The Sellers shall pay all transfer or conveyance taxes that arise as a result of the transaction provided for in this Agreement.

Section 1.4                      Liabilities.

(a)           Sellers will fully pay and discharge and be solely responsible for all Retained Liabilities, as defined herein, and any prepayment penalties or other fees and expenses associated with such payment.  To the extent such Retained Liabilities are known to Sellers or Company, such Retained Liabilities shall be paid and discharged at or before the Closing Date.  For purposes hereof, “Retained Liabilities” shall mean any (a) obligations relating to indebtedness for borrowed money by the Company or the Hawaiian Businesses, including any bank overdraft, (b) obligations evidenced by a bond, note, debenture or similar instrument of the Company or Hawaiian Businesses, (c) obligations in respect of reimbursement obligations related to banker’s acceptances or letters of credit by the Company or the Hawaiian Businesses, (d) obligations for the deferred purchase price of property or services (other than current accounts and notes payable to suppliers and similar accrued liabilities incurred in the ordinary course of business that are thirty days old or less and except for customer/consumer pre need contracts and for private estate sales as described in Schedule 1.4(a) hereto), (e) indebtedness or obligations of the types referred to in the preceding clauses (a) through (d) of any other Person secured by any Lien on any assets of any of the Hawaiian Businesses, even though such Hawaiian Business has not assumed or otherwise become liable for the payment thereof, (f) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (e) above of any other Person, (g) liabilities under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with generally accepted accounting principles (“GAAP”) for financial reporting purposes, (h) all liabilities, obligations, debts, duties or commitments of the Hawaiian Businesses related to or arising from the conduct and operation of the Business, including but not limited to (A) any accounts payable aged over 30 days or not arising in the ordinary course of business, or (B) any payable to Hawaii Management Company except such payment in Section 1.2(c)  and (i) any liabilities associated with those matters set forth in the Escrow Agreement. Anything contained herein to the contrary notwithstanding, the Retained Liabilities shall not include any Accepted Liability.

(b)           Buyer shall assume and accept only the following liabilities and obligations (collectively the “Accepted Liabilities”):

(i)           the obligations pursuant to the terms and conditions of any preneed funeral and/or cemetery merchandise and/or service agreements (“Preneed Agreements”) to which any Hawaiian Business is a party and/or agreements are performable by the Hawaiian Businesses, including but not limited to those obligations set forth in the RRA and the ARRA, as those terms are defined herein;

(ii)           the current accounts payable of the Company; for purposes of this section all accounts payable arising in the ordinary course of business that are thirty (30) days old or less shall be deemed “current accounts payable” but only up to the amount set forth therein;

(iii)           the obligations of the Hawaiian Businesses or the Company under and pursuant to the terms and conditions of those contracts and leases and other liabilities set forth on Schedule 1.4(b)(iii) hereto; and

(iv)           any liabilities, obligations, debts and/or commitments relating to or arising from the conduct or operations of the Hawaiian Businesses or the Company from and after the Closing Date, except as otherwise specifically set forth in this Agreement.

ARTICLE II

Closing

Section 2.1                      Closing.  The closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of LL Bradford, 8880 West Sunset, Third Floor, Las Vegas, NV 89148 at noon Pacific Time on the business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date and place as the parties may mutually determine (the “Closing Date”).

ARTICLE III

Representations and Warranties of the Sellers

Subject to and qualified by the items disclosed in the disclosure schedule (the “Disclosure Schedule”) delivered by the Sellers contemporaneously with the execution of this Agreement, the Sellers, jointly and severally, hereby represent and warrant to the Buyer as of the date hereof and on the Closing Date, and acknowledge and confirm that the Buyer is relying upon such representations and warranties in connection with the purchase of the Membership Interests and, by extension, the Acquired Assets.  For purposes hereof, except for the representations and warranties in Sections 3.1 and 3.3, the term the “Company” shall include the Company and each of the Hawaiian Businesses.

Section 3.1                      Organization.

(a)           Each Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland.  The Company is a limited liability company duly formed, validly existing and in good standing in the State of Hawaii.  The Company is qualified to do business in each jurisdiction in which the failure to qualify would reasonably be expected to have a material adverse effect on the results of operations, assets, or financial condition of the Business (a “Material Adverse Effect”).  The Company has all requisite power, authority and capacity (corporate and otherwise) to carry on the Business in the places and in the manner as it is now being conducted, and to own and lease the properties and assets that it now owns or leases.

(b)           Each Hawaiian Business is a limited liability company duly formed, validly existing and in good standing  in the State of Hawaii.

Section 3.2                      Absence of Violations or Conflicts.  Except as set forth on Schedule 3.2 of the Disclosure Schedule, the execution and delivery by the Sellers of this Agreement and the other Seller Agreements (as defined below), the consummation by the Sellers of the transactions contemplated herein and therein, and the performance by or compliance with the obligations hereunder or thereunder will not constitute a violation of, be in conflict with, constitute a default under or result in the creation or imposition of any lien in, upon or with respect to any of its assets under (a) any term or provision of the formation documents or organizational documents (including all amendments) of the Sellers or the Company, (b) any judgment, decree or order of any court, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality, domestic or foreign, international, provincial, federal, state, county or local (“Governmental Entity”), (c) any agreement, commitment or understanding to which either Seller or the Company is a party or to which its respective assets or liabilities are subject or bound, or (d) any statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of laws or bylaws, in each case, of a Governmental Entity (“Laws”).

Section 3.3                      Subsidiaries.  Sellers own 100% of the outstanding ownership interests of the Company.  The Company owns 100% of the outstanding ownership interests of each Hawaiian Business.  No Hawaiian Business has any Subsidiary.  For purposes hereof, “Subsidiary” of any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Entity (“Person”) means another Person of which more than 50% of the total combined voting power of all classes of capital stock or other voting interests of which, or more than 50% of the equity securities of which, is owned directly or indirectly by such first Person.

Section 3.4                      Assets.  Other than Permitted Liens, the Hawaiian Businesses have, and will have at Closing, good and marketable title to, the Acquired Assets, including without limitation, the Real Property, free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, easements, rights of way, covenants, conditions or restrictions (collectively “Liens”), except for any Permitted Liens.  Subject to any specific representations or agreements contained in this Article III or elsewhere in this Agreement, the Acquired Assets are being sold “as is, where is” and, to the Actual Knowledge of Sellers, include all the assets, properties, interests and rights currently used in the Business (as of the date hereof and will be as of the Closing Date) and necessary to permit the Buyer to carry on the Hawaiian Businesses after the Closing as the same is now being conducted, except for the Excluded Assets to be retained by Sellers as set forth on Schedule 1.1 of the Disclosure Schedule.  Schedule 3.4 of the Disclosure Schedule sets forth a correct and complete list of all material tangible personal property owned, leased or used by any Hawaiian Business, including without limitation all furniture, fixtures, equipment and motor vehicles, in the operation of the Hawaiian Businesses.  For purposes of this paragraph “material” shall be defined as any Acquired Asset having a replacement cost of $5,000 or more.  “Permitted Liens” means Liens for (i) current taxes or other governmental charges not yet due or payable, (ii) mechanics liens and similar liens for labor, materials, or supplies provided with respect to Real Property incurred in the ordinary course of business for work not yet completed and for amounts that are not yet due and payable as of the Closing Date, (iii) zoning, building codes, and other land use laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over Real Property that either (A) are not violated by the current use or occupancy of such Real Property, (B) are reflected on the title reports or current survey or (C) do not, individually or in the aggregate, materially impair the current use, occupancy, or value of, or the marketability or title in, such Real Property, (iv) Accepted Liabilities, (v) statutory liens, if any and (vi) Permitted Encumbrances. “Permitted Encumbrances” means exceptions, encumbrances, encroachments, overlaps, protrusions, boundary line disputes or other matters shown in the current title commitments and surveys delivered to Buyer and referenced in Sections 7.2(f) and attached hereto as Schedule 3.4.1.

Section 3.5                      Authority and Status.

(a)           Except as otherwise set forth on Schedule 3.5 of the Disclosure Schedule, the Company has complied in all respects with all applicable federal, state or local statutes, laws and regulations including, without limitation, any applicable building, zoning, or other law, ordinance or regulation affecting the Acquired Assets, including without limitation, the Real Property, as applicable, or the operation of the Hawaiian Businesses except where such non-compliance would not have a Material Adverse Effect.

(b)           The Sellers have the full power and authority to enter into, and perform its obligations under, this Agreement and the other agreements, documents and instruments entered into by such person in connection with this Agreement (this Agreement together with such other agreements, documents and instruments collectively, the “Seller Agreements”) without the consent of any person, entity or court, agency or authority.  The Seller Agreements constitute, or will, when executed and delivered, constitute the valid and legally binding obligations of each Seller or the Company, enforceable against each party in accordance with their respective terms.

Section 3.6                      Consents.  Except for any notices, approvals or filings required by the DCCA, (the “Hawaii Consent”), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by the Sellers of this Agreement or the consummation by the Sellers of the transactions contemplated by this Agreement.

Section 3.7                      Real Property.  Schedule 3.7 of the Disclosure Schedule sets forth a correct and complete list of all real properties owned, leased or otherwise used by the Company along with a designation as to whether the property is owned or leased and a description of any current lease or amendment to any lease.  The applicable Hawaiian Business (a) has good and marketable title to all the properties and assets reflected as being owned on Schedule 3.7 of the Disclosure Schedule by such Hawaiian Business (the “Owned Real Property”), free and clear of all Liens, except for Permitted Liens and (b) is the lessee of all leasehold estates described on Schedule 3.7 of the Disclosure Schedule, free and clear of all Liens, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and, except as set forth on Schedule 3.17 of the Disclosure Schedule,  each such lease is valid, without default thereunder by the lessee or, to the Actual Knowledge of Sellers, the lessor, except that the landlord under the HMPM lease, as that term is defined herein,  has made allegations of a default under the lease.  Sellers do not believe that such lease is in default and has agreed to indemnify Buyer pursuant to Section 8.2 hereof for any Losses occasioned thereby subject to the limitations set forth in Section 8.4(c) hereof.  Except as set forth on Schedule 3.7 of the Disclosure Schedule, with respect to the Real Property,

(a)           no portion of the Real Property is subject to any pending condemnation proceeding or proceeding by any Governmental Entity materially adverse to the Real Property and to the Actual Knowledge of Sellers, there is no threatened condemnation or proceeding with respect thereto;

(b)           other than the Real Property leases set forth on Schedule 3.7 of the Disclosure Schedule and except as otherwise set forth on Schedule 3.7(b) of the Disclosure Schedule, there are no contracts or agreements to which the Company or any Hawaiian Business is a party or by which any of the Real Property is bound, granting to any Person the right of use or occupancy of any portion of the Real Property; and

(c)           except as set forth in Schedule 3.7, none of the Real Property leases have to be assigned and no landlord has a right to terminate any lease as a result of this Agreement or the transactions contemplated hereby.

Section 3.8                      Material Contracts.  Neither the Company nor any Hawaiian Business is in default or breach of, and there exists no state of facts which after notice or lapse of time, or both, would constitute a default or breach of, any of the Material Contracts, except for the alleged default under the HMPM lease as described in Section 3.7 hereof, the failure to provide monthly financial statements and annual CPA certification for the Diamondhead lease and any defaults occasioned by the failure of the cemetery to construct the Ocean View garden at Valley of the Temples.  To the Actual Knowledge of Sellers, all of the Material Contracts are in good standing.  A list of the Material Contracts is contained in Schedule 3.8 and copies of such contracts have been supplied to Buyer. Buyer shall have no responsibility for any Material Contract not set forth on Schedule 3.8 unless Buyer specifically assumes such contract post closing.  For purposes of this paragraph, “Material Contracts” is defined as a contract or other agreement which (i) cannot be canceled on thirty (30) days’ notice with no penalty, or (ii) which has (A) an annual obligation to the Hawaiian Businesses of $10,000 or more, or (B) has an obligation from the Hawaiian Businesses of more than $25,000 over the remaining term of the contract.

Except as set forth in Schedule 3.8, the consummation of the transactions contemplated by this Agreement by Sellers will not result in or constitute any of the following:

(a)           a breach of any Law;

(b)           a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the limited liability company agreement, operating agreement, partnership agreement, articles of incorporation, bylaws, declaration of express trust or other organizational document of the Sellers, the Company or any Hawaiian Business or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which the Sellers, the Company or any Hawaiian Business is a party, or by which any of them, or the property of any of them, is bound (other than any Material Contract referenced in Schedule 3.8 to which Sellers have provided Buyer with a true, correct and materially complete copy);

(c)           an event that would permit any party to terminate any agreement, or to accelerate the maturity of any indebtedness or other obligation of the Company or any Hawaiian Business; or

(d)           the creation or imposition of any Lien of any nature in favor of a third party upon or against the Company or any Hawaiian Business or any of their respective assets, including without limitation, the Real Property.

Section 3.9                      Zoning.  To the Actual Knowledge of the Sellers and except as set forth in Schedule 3.9 of the Disclosure Schedule, the zoning of the Real Property permits the presently existing improvements and the continuation of the Business as a conforming use or permitted non-conforming use.  To the Actual Knowledge of Sellers, the existing use of each tract of the Real Property is not dependent upon the use or availability of any other tract and, to the Actual Knowledge of Sellers, no restrictions exist on the right to remodel, rebuild or replace any improvements located on the Real Property, or to continue the operation of the Business.  To the Actual Knowledge of the Seller, there are no pending changes in statutes, regulations or bylaws (including zoning) that will render any part of the Business or the contemplated use on the Real Property illegal.  There are no outstanding work orders or notices pending from any Governmental Entity.  To the Actual Knowledge of the Seller, there is no plan, study or effort by any Governmental Entity, which in any way would materially affect all or any portion of any assets of the Business, including without limitation, the Real Property.

Section 3.10                      Ordinary Course of Business.  Except as set forth in Schedule 3.10 of the Disclosure Schedule, since December 31, 2010, the Business has been carried on in the ordinary course and since December 31, 2010, neither the Company nor any Hawaiian Businesses has entered into any material agreements or commitments other than in the ordinary course of the Business.  Without limiting the generality of the foregoing, except as set forth on Schedule 3.10 of the Disclosure Schedule, since December 31, 2010 neither the Company nor any Hawaiian Businesses has:

(a)           made or authorized any payment to any officers, directors, members, shareholders, employees or other persons in connection with the Business except at the regular rates of salary, bonus or other remuneration payable to them as of such date;

(b)           made any loan or advance to any person;

(c)           subjected any of its assets to any Lien;

(d)           bought, sold, leased or otherwise transferred or disposed of any assets except in the ordinary course of business;

(e)           modified, amended or terminated any agreement except in the ordinary course of business consistent with past practice, or waived or released any rights under any Material Contract;

(f)           incurred any debt, obligation or liability of any nature, whether accrued, absolute, contingent or otherwise except disclosed on the face of the Interim Financial Statements or incurred in the ordinary course of business after June 30, 2011 and aged thirty days or less as of the Closing Date;

(g)           issued or sold any equity or debt security;

(h)           made any changes or amendments to the articles of incorporation, bylaws, trust documents or other organizational document; or

(i)           authorized or agreed to do any of the matters described in the preceding clauses (a) through (h).

Except as set forth in Schedule 3.10 of the Disclosure Schedules, since December 31, 2010, neither the Company nor any Hawaiian Business experienced, nor to the Actual Knowledge of the Sellers have any occurrence or event which has had, or might reasonably be expected to have, a Material Adverse Effect.

Section 3.11                      Insurance.  The Company and the Hawaiian Businesses maintain insurance as set forth on Schedule 3.11 of the Disclosure Schedule.  The Sellers have provided the Buyer with true, correct and complete copies of all such policies.

Section 3.12                      Environmental Issues.

(a)           To the Actual Knowledge of the Sellers, each Hawaiian Business possesses all material environmental Permits and approvals necessary for such Hawaiian Business to conduct its respective business as the same is now being conducted.  Set forth on Schedule 3.12(a) of the Disclosure Schedule is a complete and accurate list of all environmental Permits possessed by each Hawaiian Business.

(b)           To the Actual Knowledge of the Sellers, except as set forth on Schedule 3.12(b) of the Disclosure Schedule, no Hawaiian Business has engaged in or permitted any operations or activities upon, or any use or occupancy of, the Real Property, or any portion thereof, resulting in the storage, emission, release, discharge, dumping or disposal of any Hazardous Materials on, under, in or about the Real Property, in violation of any applicable environmental Laws in any material respect. Except as set forth on Schedule 3.12(c) of the Disclosure Schedule, to the Actual Knowledge of Sellers, there are no Hazardous Materials present on or under any Real Property in quantities or concentrations that exceed applicable standards established under applicable Laws.

(c)           There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature, whether relating to the Real Property or otherwise, seeking to impose, or, to the Actual Knowledge of Sellers, and except as set forth on Schedule 3.12(b) of the Disclosure Schedule, that are reasonably likely to result in, any material liability or obligation of any Hawaiian Business arising under Law, including any local, state or federal environmental, health or safety statute, regulation or ordinance, or any other requirement of any Governmental Entity, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws, pending or, to the Actual Knowledge of Sellers, threatened against any Hawaiian Business.

(d)           Except as set forth in Schedule 3.12(d) of the Disclosure Schedule, no Hawaiian Business or Seller is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any of the foregoing set forth on Schedule 3.12(a)-(c).

As used herein, “Hazardous Materials” shall be construed to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any environmental Laws.

Section 3.13                      Intellectual Property.  Schedule 3.13 of the Disclosure Schedule sets forth correct and complete lists of all of the material patents, trademarks, service marks, trade names, copyrights, whether registered or unregistered, owned by the Company and all such material rights and other proprietary rights that are licensed to the Company, used in the operation of the Business (collectively the “Hawaii Intellectual Property”).  Except as set forth on Schedule 3.13 of the Disclosure Schedule, the Hawaii Intellectual Property together with any software licenses held by the Sellers constitute all of the intellectual property and other proprietary rights necessary to conduct the Business as now conducted.  The Sellers own and possess all right, title and interest in the Hawaii Intellectual Property free and clear of any Liens other than Permitted Liens.  To the Actual Knowledge of Sellers, no Person has infringed or is infringing on any of the Hawaii Intellectual Property and neither Company, Hawaiian Businesses nor Sellers have entered into any agreement to indemnify any other party against any charge of infringement of any of the Hawaii Intellectual Property, other than indemnification provisions that are contained in license agreements for “off the shelf” software.  Neither the Company, the Hawaiian Businesses nor either Seller has violated or infringed any intellectual property right of any other Person in connection with the Business, and none of the Company, the Hawaiian Businesses nor Sellers have received any written communication alleging that it violates or infringes the intellectual property of any other Person in connection with the Business.  None of the Company, the Hawaiian Businesses nor Sellers have been sued for infringing any intellectual property of another Person in connection with the Business.  There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Actual Knowledge of Sellers, threatened, that challenges the rights of Sellers, Company or any Hawaiian Business in respect of the Hawaii Intellectual Property, or that claims that any default exists under any Hawaii Intellectual Property.  None of the Hawaii Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other Governmental Entity.

Section 3.14                      Funeral and Cemetery Contracts.

(a)           All monies paid to the Hawaiian Businesses since July 10, 2010 in respect to prearranged Funeral and Cemetery Contracts (“Funeral and Cemetery”) have been set aside; Schedule 3.14(a) of the Disclosure Schedule sets forth the names of the accounts, account balances and depository institutions as of May 30, 2011.  Except as set forth on Schedule 3.14 of the Disclosure Schedule, since July 10, 2010 the Company has paid into trust all sums required and within the time periods mandated under all applicable Laws and has complied with the terms and conditions of the Funeral and Cemetery Contracts and is not aware of any defaults by the Company or, to its Actual Knowledge, any other party to the Funeral and Cemetery Contracts.  To the Actual Knowledge of Sellers, none of the participation agreements were assumed as part of the purchase of the Business by Sellers and no party has asserted a claim that such participation agreements remain in effect.

(b)           The funds (including interest) held in trust in respect of each of the Funeral and Cemetery Contracts including, without limitation, endowment care funds, extended care funds, prepayment trust funds, merchandise trust funds and prearranged mortuary trust funds (collectively, the “Funds”) are held in conformity with the Laws of the State of Hawaii except where such non-conformity has been provided for in the ARRA, and will be so held on the Closing Date with respect to all of the Funeral and Cemetery Contracts in effect at that time.  All withdrawals from the Funds since July 10, 2010 have been made in accordance with all applicable Laws, the ARRA and any other agreement and practices have been consistent during such period, and the Hawaiian Businesses will have paid on the Closing Date all commissions collected on behalf of commissioned sales people in respect of the Funeral and Cemetery Contracts, except for those commissions that are applicable to reserves which commissions shall be payable by the respective Hawaiian Businesses at the time such commissions are due.

(c)           For those Funeral and Cemetery Contracts that are funded by insurance, the applicable Hawaiian Business has purchased all such insurance policies required to fully fund all such Funeral and Cemetery Contracts, and no future premiums remain to be paid, save and except those instances indicated on Schedule 3.14(c) of the Disclosure Schedule where, pursuant to the terms of such insurance policies, the policies specify payment of premiums over time.  All such insurance policies, and the Funeral and Cemetery Contracts that were purchased to fund such insurance, are fully identified on Schedule 3.14(c) of the Disclosure Schedule.

(d)           Except as set forth on Schedule 3.14(d) of the Disclosure Schedules, each Hawaiian Business, as fiduciary, or through its respective trustee, has the Funds on hand by way of deposits to interest bearing trust accounts or other investments that are eligible investments under all applicable laws, rules and regulations or the ARRA.  The Funds are more particularly described under Schedule 3.14(d) of the Disclosure Schedule hereof, which Schedule also includes a list of any and all trust agreements on behalf of the Business entered into by any Seller or Hawaiian Business and a list of the financial institutions described therein and the account statements for each of the six months prior to the Closing Date.  The Sellers make no representations or warranties concerning any shortages in the funds or sales of bundled contracts prior to July 10, 2010.

(e)           Except as set forth on Schedule 3.14(e), to the Actual Knowledge of Sellers, the trust reporting and audit completed at the time the DCCA issued Licenses to the Hawaiian Businesses are true, correct and complete in all material respects and attached hereto as Schedule 3.14(e).

Section 3.15                      Claims and Litigation.  Except as set forth on Schedule 3.15 of the Disclosure Schedule, there is no claim, suit, action, arbitration, governmental inquiry, injunction, consent decree or legal, administrative or other proceeding existing, pending, or, to the Actual Knowledge of the Sellers, threatened against or relating to any Hawaiian Business or the Hawaiian Businesses, or any of the Acquired Assets, including without limitation, the Real Property, nor does any Seller know of, or have reasonable grounds for, believing that there is any basis for any such action, arbitration, proceeding or inquiry.

Section 3.16                      Financial Statements.

(a)           Schedule 3.16(a) of the Disclosure Schedule contains true, correct and complete copies of the management compiled and internally generated balance sheets of each Hawaiian Business as of December 31, 2010 and June 30, 2011and the related statement of income for the fiscal year ended December 31, 2010 and the six (6) month period  ended June 30, 2011 for such Hawaiian Business (the “Interim Financial Statements”).  Except as set forth in Schedule 3.16(a) of the Disclosure Schedule, the Interim Financial Statements are complete, have been prepared in accordance with historical accounting policies and procedures (except that the Interim Financial Statements do not contain any notes thereto and are subject to normal year-end adjustments, which individually and in the aggregate, will not materially affect the total net worth shown on, or the results indicated by, the Interim Financial Statements), consistently applied, fairly present the financial condition for the Hawaiian Businesses as of the respective dates thereof and disclose all liabilities of the Hawaiian Businesses, whether absolute, contingent, accrued or otherwise, existing as of the date thereof which are of a nature required to be reflected in financial statements.

(b)           None of the Hawaiian Businesses has any liability or obligation (whether accrued, absolute, contingent or otherwise) which is of a nature required to be reflected in financial statements prepared in accordance with the historical accounting policies and procedures of the Company, consistently applied, except for (a) the liabilities and obligations which are disclosed or reserved against in the Interim Financial Statements to the extent and in the amounts so disclosed or reserved against, and (b) liabilities incurred or accrued in the ordinary course of business since July 1, 2011.

(c)           To the Actual Knowledge of Sellers, the number of funerals, by type, cremations, inurnments, entombments, and burials for the Business for each of 2010, 2009, 2008 and 2007 and year to date to June 30, 2011 are as set forth on Schedule 3.16(c) of the Disclosure Schedule.

Section 3.17                      Taxes and Unemployment Compensation.  Except as set forth in the Interim Financial Statements, there are no special charges or levies, taxes, unemployment compensation contributions, penalties or interest that form or might form a charge or encumbrance on the Acquired Assets, or that may become payable by the Buyer as a result of, or in connection with, any event that has occurred prior to the date of this Agreement.

Section 3.18                      All Accounts Paid.  All account billings which have been received by any Hawaiian Businesses or the Company for work, labor or materials in connection with the Acquired Assets or the Businesses have been paid in the ordinary course of the routine affairs of the Business and as of the Closing Date and none shall be aged more than thirty (30) days.

Section 3.19                      Contractual Arrangements.  Except as set forth in the agreements referenced in Schedule 3.19 hereto, and with the exception of the Funeral and Cemetery Contracts and the contract between the Company and Hawaii Funeral Management Services, Inc., no Hawaiian Business has any contracts, agreements, undertakings or arrangements, whether oral, written or implied, with lessees, licensees, managers, accountants, suppliers, agents, officers, distributors, directors, or lawyers, which cannot be terminated on one-month notice.

Section 3.20                      Employees and Employee Plans.

(a)           Set forth on Schedule 3.20(a) of the Disclosure Schedule is a correct and complete list of all Benefit Plans (as defined below) currently maintained or contributed or required to be contributed by any Seller or the Company with respect to the Business (“Hawaii Benefit Plans”).  For purposes hereof, “Benefit Plan” means any compensation or employee benefit plan, program, policy, arrangement, commitment, practice or agreement, including, without limitation, any “employee welfare benefit plan” or “employee pension benefit plan”, as defined in Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974 (“ERISA”) (whether or not subject to ERISA), any bonus, incentive compensation, deferred compensation, stock purchase, stock option, stock ownership, phantom stock, leave of absence, layoff, vacation, cafeteria, education, life, health, disability, severance, employment, separation or other employee benefit plan, practice, policy, agreement, or arrangement of any kind, whether written or oral, contributed to, sponsored or maintained by either Seller, the Company or the Hawaiian Businesses or with respect to which either Seller, the Company or the Hawaiian Businesses a party or has any obligation, as of the date hereof for the benefit of any current or former employee, officer, agent, independent contractor, or director of any Seller or the Company or any dependent or beneficiary thereof.

(b)           Each Hawaii Benefit Plan has been operated and maintained in all material respects with its terms and in compliance in all material respects with all applicable requirements of Law, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”).

(c)           Each Hawaii Benefit Plan that is intended to be “qualified” within the meaning of Section 401(K) of the Code has received a favorable determination letter from the IRS (or can rely on a favorable opinion letter obtained by a prototype or volume submitter plan sponsor).  Each such Hawaii Benefit Plan has been timely amended for all changes in the law and has been amended for all changes in the law required so that its favorable determination letter from the IRS is still effective.  No event has occurred since the date of the last such determination letter which has resulted in, or, to the Actual Knowledge of the Sellers, is reasonably likely to result in, the revocation of any such determination.  Each Hawaii Benefit Plan has filed all returns required by the IRS and the Department of Labor that it is required to file.  Each of such returns accurately reflects the activity of the respective plan in all material respects.  No Hawaii Benefit Plan has committed a prohibited transaction.  Furthermore, no Hawaii Benefit Plan has been audited nor has any Seller received any notice of impending audit.

(d)           Except as required by Hawaiian statutes, rules or regulations or as set forth on Schedule 3.20(d) of the Disclosure Schedule, neither Sellers nor Company has any obligations to provide any Hawaii Employee (as defined below) with health or life benefits under any Hawaii Benefit Plan following termination of employment, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of any applicable Law.

(e)           Except as set forth on Schedule 3.20(e) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Hawaii Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or in connection with the occurrence of any additional or subsequent event) will or may result in any “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any present or former Hawaii Employee.

Section 3.21                      Employees.

(a)           Schedule 3.21(a) of the Disclosure Schedule lists all current employees of any Hawaiian Business or employees of the Management  Company but who work exclusively for the Hawaiian Businesses (“Hawaii Employees”) as of the date hereof, their permanent classifications (if applicable), their terms and conditions, their hourly rates of compensation, base salaries, their total 2010 annual compensation and projected 2011 compensation, and the commencement date of their employment or engagement.  To the Actual Knowledge of the Sellers and Company, except as set forth on Schedule 3.21(a) of the Disclosure Schedule, no officer of the Business or group of Hawaii Employees has notified any Seller of an intention to terminate employment or engagement with the Company or the Hawaiian Businesses.

(b)           Except as set forth on Schedule 3.21(b) of the Disclosure Schedule, (i) neither Sellers nor Company is delinquent in payments to any of its Hawaii Employees or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees or independent contractors for any Hawaiian Business, (ii) there is no unfair labor practice complaint or, to the Actual Knowledge of the Sellers or Company, investigation against Company, Sellers or any Hawaiian Business currently pending before the National Labor Relations Board or any other Governmental Entity, or, to the Actual Knowledge of the Sellers, which has been threatened against Company, Sellers or any Hawaii Business, in each case, with respect to the Business, and (iii) there is no labor strike, unrest, material dispute, slowdown or stoppage actually pending or, to the Actual Knowledge of the Sellers or Company, which has been threatened against or involving the Hawaiian Business.

(c)           Except as set forth on Schedule 3.21(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any bonus payment or severance payment becoming due to any Hawaii Employee from any Seller, the Company or any Hawaiian Business, under any Hawaii Benefit Plan or otherwise; (ii) increase any benefits otherwise payable to any Hawaii Employee under any Hawaii Benefit Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(d)           Except as set forth on Schedule 3.21(d) of the Disclosure Schedule, no Hawaii Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, including on a change of control, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

(e)           Except as set forth on Schedule 3.21(e), the Hawaiian Businesses, as operated by the Sellers, have not engaged in layoffs or employment terminations sufficient in number to trigger application of the federal Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law (including, but not limited to, any State WARN Acts).

Section 3.22                      Tax Matters.

(a)           Sellers and Company have, as of the date hereof, and will prior to Closing have, correctly and properly prepared, and duly and timely filed, all Tax Returns required to be filed by it prior to such dates and have duly and timely paid, or will prior to Closing duly and timely pay, all Taxes due (whether or not shown on any Tax Return), including all withholding or other payroll related taxes.  Except as described on Schedule 3.22 of the Disclosure Schedule to this Agreement, no Hawaiian Business shall become subject to any additional Taxes with respect to taxable periods (or partial periods) which end on or before the Closing Date.  No assessments or notices of deficiency have been received by any Hawaiian Business with respect to any Tax Returns which the Sellers have filed in connection with the Hawaiian Businesses which have not been paid in full, completely discharged or fully reserved in the Interim Financial Statements or disclosed on Schedule 3.22 of the Disclosure Schedule.  There are no agreements between any Hawaiian Business and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations for assessment or collection of any Tax which any Hawaiian Business has filed which remain in effect as of the date hereof.

(b)           Each Seller has timely withheld proper and correct amounts in compliance with all applicable Laws requiring the withholding of Taxes in connection with the Business and has duly and timely paid and remitted to the appropriate taxing authorities the amounts so withheld.

(c)           No issue has been raised by the Internal Revenue Service or any state or local taxing authority in connection with any Tax Return which any Seller has filed that will have, or can be expected to have, an adverse effect on the Tax liability of any Hawaiian Business or the Business for any taxable year of such Hawaiian Business or the Business which, as of the date hereof, remains open for assessment.

(d)           The Interim Financial Statements include, and the accounts of the Hawaiian Businesses will include, for all periods up to and including the Closing Date (including the final partial period which ends on such date), adequate provision for all unpaid Taxes of such Hawaiian Business for taxable periods (or portions thereof) ending on or before the Closing.  Sellers shall be solely responsible for Taxes for all periods prior to the Closing Date.

(e)           No Hawaiian Business is, or has been at any point during since its respective organization a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

(f)           No Hawaiian Business is party to any tax sharing agreement.

As used herein, “Taxes” shall mean any and all taxes (including, without limitation, income, withholding, transfer, ad valorem and franchise taxes and any alternative minimum taxes to the extent applicable), charges, fees, levies or other assessments, imposed by the Internal Revenue Service or any taxing authority, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.  As used herein, “Tax Returns” shall mean any report, return, document or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

Section 3.23                      Compliance with Laws.  Except as set forth on Schedule 3.23, each of the Company, the Hawaiian Businesses and Sellers are in compliance with all laws except where such noncompliance would not have a Material Adverse Effect or where such non compliance has been provided for in the ARRA.  No fact, circumstance, condition or situation exists which, after notice or lapse of time or both, would constitute material noncompliance by or give rise to any future liability of Company, any Hawaiian Businesses or Sellers with respect to any Laws heretofore or currently in effect.  None of the Company, any Hawaiian Business nor Sellers are, to the Actual Knowledge of Sellers, required to make any unusual expenditure to achieve or maintain compliance with any Laws.  None of the Company, any Hawaiian Business nor Sellers is required to obtain any permits, or file any notices, applications or reports under regulations related to any matters referred to in this Schedule 3.23 of the Disclosure Schedule that have not been properly obtained or filed.  None of the Company, the Hawaiian Businesses nor Sellers have received notice of any violation of any Law, or any potential liability under any law, nor are the Company, the Hawaii Businesses or Sellers aware of any such violation or potential liability.  None of the Company, any Hawaiian Business nor Sellers are aware of any present requirement of any applicable Law which is due to be imposed on the Hawaiian Businesses or the Business, any of the Acquired Assets, including without limitation, the Real Property, as applicable, that is reasonably likely to increase the cost of materially complying with such Laws.

Section 3.24                      Accounts Receivable.  To the Actual Knowledge of the Sellers, except with respect to receivables over $100,000, which are included under an allowance for doubtful accounts in the Interim Financial Statements, the Receivables shown in the books of the Hawaiian Businesses represent bona fide sales actually made in the ordinary course of business and, subject to the allowance for doubtful accounts set forth in the Interim Financial Statements, are, in aggregate, collectible in the ordinary course of business without setoff or counterclaim.

Section 3.25                      Inventory of Cemeteries; Grave Spaces.  To the Actual Knowledge of Sellers, Schedule 3.25 of the Disclosure Schedule sets forth for each piece of Real Property the approximate number of developed unsold interment spaces, niches, lawn crypts, mausoleum spaces and estate crypts and the amount of acres of property dedicated for cemetery use suitable for future development of interment spaces and the amount of acres of contiguous real property, not dedicated for cemetery purposes, which may not be suitable for future development.  The number of unsold interment spaces, niches, lawn crypts and mausoleum spaces is materially correct. For purposes of this section only “materially” is defined as within 25% of the stated number in the Disclosure Schedule 3.25. Since July 10, 2010, each Hawaiian Business has properly maintained detailed records describing each burial in any of its cemeteries, showing the date of burial, the name of the person buried and the location of such burial.

Section 3.26                      OSHA, ADA and FTC.  Except as set forth on Schedule 3.26, to the Actual Knowledge of Sellers, each Hawaiian Business is, in compliance with all requirements of the Occupational Safety and Health Act and, to the knowledge of the Sellers, the Americans with Disabilities Act pertaining to the operations used in the Hawaiian Businesses, and, where applicable, with all requirements of the Federal Trade Commission’s Funeral Industry Practices Regulation, as amended except where such non compliance would not have a Material Adverse Effect.

Section 3.27                      No Brokers.  Seller and any of its respective officers or directors has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 3.28                      Full Disclosure.  None of the representations and warranties made by the Sellers or made in any document, schedule, certificate, memorandum or in any information of any kind furnished, or to be furnished by the Sellers, or on the behalf of any of them, contains or will contain any false statement of a material fact, or omits or will omit any material fact the omission of which would be misleading.

Section 3.29                      Knowledge of Buyer. For purposes of this Article III, (i) Buyer acknowledges and agrees that a disclosure in one Disclosure Schedule shall be deemed a disclosure in all Disclosure Schedules whether or not cross referenced, and (ii) Buyer had reviewed all Disclosure Schedules does not know of any inaccuracies in the Disclosure Schedules. For purposes of this section the “knowledge of Buyer” shall mean the actual knowledge without due inquiry of William M. Hamilton, Brian Sullivan, Brian Davis, Timothy Birch and Linda Twardowski.

ARTICLE IV

Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

Section 4.1                      Existence. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2                      Authority and Status.  The Buyer has the right, power, legal capacity, and authority to enter into, and perform the Buyer’s obligations under this Agreement and the other agreements, documents and instruments entered into by the Buyer in connection with this Agreement (this Agreement together with such other agreements, documents and instruments (the “Buyer Agreements”) without the consent of any person, entity or court, agency or authority.  The Buyer Agreements constitute, or will, when executed and delivered, constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

Section 4.3                      Absence of Violations or Conflicts.  The execution and delivery by the Buyer of this Agreement and the other Buyer Agreements, the consummation by the Buyer of the transactions contemplated herein and therein, and the performance by or compliance with its obligations hereunder or thereunder will not constitute a violation of, be in conflict with, constitute a default under or result in the creation or imposition of any lien in, upon or with respect to any of its assets under (a) any term or provision of the Buyer’s formation certificate (and all amendments thereto) or operating agreement (and all amendments thereto) of the Buyer, (b) any judgment, decree or order of any court or governmental agency, (c) any agreement, commitment or understanding to which the Buyer is a party or to which the Buyer or its assets or liabilities are subject or bound, or (d) any statute, law, rule, regulation, release or other official pronouncement.

Section 4.4                      As-Is Transaction.  Buyer acknowledges that Sellers are lenders and have not been actively involved in the ownership of the Hawaiian Businesses prior to July 10, 2010. Buyer agrees that, subject to the representations and warranties and other agreements contained in this Agreement, Buyer is purchasing the Membership Interests and the Acquired Assets “As-Is, Where-Is” and that Sellers are making no representations or warranties concerning the Membership Interests or the Acquired Assets except as specifically contained in this Agreement, including without limitation, any warranties of merchantability or fitness for a particular purpose. Buyer acknowledges that it is experienced in the acquisition of cemetery and funeral businesses and has performed due diligence as it has deemed necessary or appropriate in agreeing with the terms of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.5                      Financing.  Buyer hereby represents that completion of the transactions contemplated herein is not contingent upon Buyer obtaining financing.

Section 4.6                      ARRA.  The Buyer has been provided with a copy of the 2007 Rightstar Resolution Agreement (“RRA”) and the 2009 Rightstar Resolution Agreement dated as of May 15, 2009 (the “ARRA”) and has been provided an opportunity to review and have its counsel review the RRA and the ARRA. Any recoveries that would otherwise inure to the benefit of Sellers or any affiliate of Sellers, other than the Company, under the RRA or the ARRA shall remain the sole property of Sellers and are not being transferred herewith.

Section 4.7                      No Brokers.  Neither Buyer nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 4.8                      No Litigation. Since the date of this Agreement Buyer is not aware of any proceeding, claim or litigation involving any challenge to or seeking damages or other relief in connection with any transactions contemplated herein or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any transaction contemplated in this Agreement.

Section 4.9                      Full Disclosure.                                None of the representations and warranties made by the Buyer or made in any document, schedule, certificate, memorandum or in any information of any kind furnished, or to be furnished by the Sellers, or on behalf of any of them, contain or will contain any false statement of a material fact, or omits or will omit any material fact the omission of which would be misleading.

ARTICLE V

Covenants

Section 5.1                      Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use reasonable efforts, to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things necessary and appropriate to satisfy all conditions of and to consummate the transactions contemplated by this Agreement, including cooperating with the other parties to this Agreement.

Section 5.2                      Pre-Closing Access to Restricted Information.  Until the Closing Date, the Sellers shall permit representatives of the Buyer (including employees, agents and financial and legal representatives of Buyer) for purpose of inspecting and evaluating to have reasonable access, at reasonable times, to all material premises, properties (including the Real Property), books, financial, Tax and accounting records, contracts and documents of or pertaining to the Hawaiian Businesses and all personnel employed by the Hawaiian Businesses.  In addition, Buyer shall have the right to have the Real Property inspected, which such inspection shall include a Phase I environmental audit of the Real Property for determining the physical condition of the Real Property. Buyer agrees to indemnify Sellers in the event of any Losses incurred by the Company prior to the Closing Date occasioned by the negligence or intentional misconduct or omissions of any representative of the Buyer during the course of its due diligence. Buyer agrees to use its commercially reasonable efforts to have any third party contract entered into by Buyer following the date hereof for the providing of due diligence services for Buyer in relation to the transactions contemplated by this Agreement to contain a clause indemnifying Sellers and the Company against the gross negligence of the third party contractor.

Section 5.3                      Breach of Representations and Warranties; Updated Schedules.

(a)           Promptly upon becoming aware of any breach of (i) any fact or condition which constitutes a material breach of any of the representations or warranties of the Sellers contained in or referred to in this Agreement or (ii) the occurrence of any event that would constitute, or could reasonably be expected to cause or result in, a material breach of any of the representations and warranties of the Sellers contained in or referred to in this Agreement, the Sellers shall give detailed written notice thereof to the Buyer and shall use commercially reasonable efforts to remedy the same.

(b)           At any time, and from time to time, prior to the Closing, the Sellers shall supplement or amend any Disclosure Schedule with respect to any material fact, matter or circumstance that the Sellers learn of and that is required to make each representation and warranty set forth in Article III accurate as of the date such supplement or amendment is made (the “Updated Schedules”).  Such Updated Schedules will be accompanied by a written statement that unless such schedules are accepted, Sellers will not be able to deliver the certificate referenced in Section 7.2(a).  Buyer may elect to accept the Updated Schedules and proceed to a Closing and in such circumstance such Updated Schedules shall amend the Disclosure Schedule as if disclosed on the date of this Agreement for the purposes of any indemnification rights existing under Article VIII hereto.  In the event Buyer does not elect to accept the Updated Schedules, such Updated Schedules shall not be effective to amend the Disclosure Schedule or the representations and warranties thereto and Sellers shall have the right to terminate this Agreement by paying the Break Up Fee to Buyer together with such documentation reasonably requested by Buyer or Sellers evidencing the termination of this Agreement.  Notwithstanding the foregoing, the Buyer acknowledges that there are certain items noted on Schedules 1.4(b)(iii) and 3.8 of the Disclosure Schedules that will be supplied after the execution of this Agreement. In the event that Buyer objects to anything delivered therewith, Buyer may terminate this Agreement with no liability to either party, but Buyer would not be entitled to a Break Up Fee. Sellers and Buyer acknowledge that the default notice sent from the Landlord of Hawaiian Memorial Park Mortuary (“HMPM”) to Lessee is reflected in the Disclosure Schedules and that  resolution of such dispute is not likely to occur prior to Closing. Sellers have represented that it believes no default under such lease exists but notwithstanding if a default does exist, Sellers shall be responsible for any Losses subject to the limitations set forth in Section 8.4(c).

(c)           The “Break Up Fee” under this paragraph shall be the actual Third Party Costs of the Buyer since the date of the Letter of Intent through to the date of termination plus $100,000.  “Third Party Costs” shall include, but not be limited to, hard costs of consultants, attorneys, accountants, surveyors, other third party providers of services, travel costs and other out-of-pocket expenses of Buyer as evidenced by invoices or receipts.

Section 5.4                      Conduct of Business Prior to the Closing Date.

(a)           Except as expressly permitted by this Agreement or with the prior written consent of Buyer, which consent will not be unreasonably withheld during the period from the date of this Agreement to the Closing Date, each Seller shall cause the Hawaiian Businesses to (i) conduct the Business in the ordinary course of business and in compliance in all material respects with all applicable Laws; provided, however, to the extent cash held by the Company is an Excluded Asset hereunder, HFS may distribute the cash to Sellers or Alston, Hunt Floyd and Inc., (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, its management, the Acquired Assets and advantageous business relationships with its customers, suppliers and others having business dealings with it and retain the services of its officers and key employees, (iii) cooperate with Buyer as reasonably necessary and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Sellers or Buyer to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby and (iv) not take any action which might cause any representation or warranty under Article III to become untrue.

(b)           Without limiting the generality of Section 5.4(a) above, during the period from the date of this Agreement to the Closing Date, except as set forth in Schedule 5.4(b) of the Disclosure Schedule or as otherwise permitted by this Agreement, no Hawaiian Business shall and the Sellers shall not permit any Hawaiian Business to, without the prior written consent of Buyer, which consent shall not be unreasonable withheld:

(i)           incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person except for obligations which will be satisfied in full by Sellers prior to or at the Closing;

(ii)           (a) except in the ordinary course of business consistent with past practice, increase in any material manner the compensation or benefits including severance benefits of any Hawaii Employees, (b) pay any pension, severance or retirement benefits to Hawaii Employees, (c) become a party to, establish, amend, commence, participate in, terminate or commit itself to the adoption of any Hawaii Benefit Plan, (d) accelerate the vesting of any long-term incentive compensation under any Hawaii Benefit Plans, or (e) negotiate, amend or enter into any collective bargaining agreement with any labor organization, union or association except that Buyer understands and acknowledges that a new Collective Bargaining Agreement for Valley of the Temples has been negotiated and is currently out for execution and the Buyer hereby consents to the execution of such Collective Bargaining Agreement;

(iii)           sell, transfer, pledge, lease, grant, license, mortgage, encumber or otherwise dispose of any of its properties or assets other than the termination of the Williams location to any Person other than another Hawaiian Business, or create any Lien of any kind with respect to any such property or asset other than a Permitted Lien, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course of business or pursuant to contracts in force at the date of this Agreement;

(iv)           enter into any new line of business or change in any material respect its operating policies, except as required by applicable Law;

(v)           transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any Hawaii Intellectual Property;

(vi)           acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

(vii)           amend the organizational documents of any Hawaiian Business, or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(viii)           (a) amend or otherwise modify, or violate the terms of, or terminate, any Material Contract, (b) create, renew or amend any agreement or contract, other than in the ordinary course of business and cancellable without penalty on not more than thirty (30) days notice or, except as may be required by applicable Law, other binding obligation of any Hawaiian Business containing (1) any material restriction on the ability of it to conduct the Hawaiian Businesses as it is presently being conducted or (2) any material restriction on the ability of any Hawaiian Business or their affiliates to engage in any type of activity or business or (c) enter into any new, or amend any existing, contract, agreement or arrangement with any affiliate;

(ix)           With the exception of any SCI/Alderwoods/Loewen litigation in existence at the date of signing, any lawsuits which the Seller is named but no Hawaiian Business is named as a party and the ADP litigation which Sellers are solely responsible for and for which Sellers have the right to settle or litigate, the Hawaiian Businesses and the Company will not commence or settle any claim, action or proceeding in excess of $50,000 individually or $100,000 in the aggregate; provided all settlements must be completed prior to Closing without the consent of Buyer which consent will not be unreasonably withheld, except that Sellers may settle such cases after the Closing without the consent of the Buyer provided that such settlement is only a monetary settlement;

(x)           take any action or willfully fail to take any action that is intended, or may reasonably be expected, to result in any of the conditions to this Agreement set forth in Article VII not being satisfied;

(xi)           make any capital expenditure in excess of $25,000 in the aggregate or enter into any contract or commitment therefore, except for those capital expenditures set forth in the Capital Expenditure Budget affixed to the Disclosure Schedules, and those expenditures relating to the expansion of Maui Memorial Park, purchase of a retort at Nakamura Mortuary, those capital expenditures necessary to repair the roof the Maui Mausoleum, and renovation of the preparation room at HMPM and all other projects which have commenced prior to the execution of this Agreement and are included in Schedule 5.4;

(xii)           enter into any contract for the purchase, sale or lease of real property other than the sale of cemetery inventory in the ordinary course of business and upon approval of the Buyer, which approval shall not be unreasonably withheld, the acquisition of the Maui land from Maui-Lani;

(xiii)           fail to keep in force insurance policies providing insurance coverage with respect to the assets, operations and activities of any Hawaiian Business as currently in effect; or

(xiv)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors or members in support of, any of the actions prohibited by, or any material action in furtherance of any of the actions prohibited by, this Section 5.4(b).

(c)           Notwithstanding the foregoing, within five (5) days following execution of this Agreement, Management Company shall provide notice to any of its employees who work exclusively for the Hawaiian Businesses as required under the WARN Act or the Plant closing Act in Hawaii, chapter 394B of the Hawaiian statutes. All liabilities associated with such notice and termination of such employees shall be the sole responsibility of the Sellers as a Retained Liability.

Section 5.5                      Regulatory Approvals; Third Party Consents.

(a)           Each party shall use its commercially reasonable efforts to obtain each consent of, and filing with, a Governmental Entity, which if not obtained or made is reasonably likely to have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement, including without limitation, the Hawaii Consent.

(b)           Prior to Closing, and to the extent necessary, the Buyer shall use commercially reasonable efforts to obtain all those consents and waivers set forth on Schedule 5.5(b) of the Disclosure Schedule.  The Sellers shall use commercially reasonable efforts to provide cooperation and assistance in this regard.  From and after the Closing, the Buyer shall be responsible for obtaining any consents and waivers referred to above and the Seller shall use commercially reasonable efforts to provide cooperation and assistance in this regard.

(c)           Legal Opinion.  The Sellers will provide to the Buyer an opinion from their attorneys dated the Closing Date in the form of Exhibit C (the “Legal Opinion”).

Section 5.6                      Insurance.  The Sellers and the Hawaiian Businesses will up to and including the Closing Date maintain in full force and effect the existing policies of insurance with respect to the Acquired Assets and the Business and the Buyer hereby consents to the renewal of any such policies and the financing of any such policies in the ordinary course of business consistent with historical practices.

Section 5.7                      Funeral and Cemetery Contracts and Trust Funds.  The Sellers and the Company will not withdraw any monies from the Funds before the Closing Date other than in accordance with the terms of the Funeral and Cemetery Contracts and in compliance with applicable law or the ARRA and consistent with past practices, except for withdrawals from perpetual care and merchandise and service funds to pay for administration costs of the respective cemetery incurred in the ordinary course of business up to a maximum of 90 bps per annum, which fees are paid in equal monthly amounts.  In the event it is necessary to notify the beneficiaries of the Funeral and Cemetery Contracts respecting this purchase and sale, Buyer will make all arrangements respecting the delivery and content of the notices.

Section 5.8                      Sellers’ Release.  As of the Closing Date, the Sellers and their respective heirs, successors and assigns, release and forever discharge the Company and all of its affiliates, and its respective successors and assigns, of and from all claims and causes of action known or unknown, accrued or unaccrued, that the Sellers have or may have against any of them including, without limitation, all claims for past wages and all claims for compensatory, exemplary or punitive damages for any cause arising on, or prior to, the Closing Date other than Accepted Liabilities.

Section 5.9                      Trustee and Trust Funds.  The Buyer shall secure all licenses, permits and other governmental authorizations and approvals required under the laws of the State of Hawaii as a prerequisite to the Buyer selling preneed agreements or accepting funds paid by customers toward preneed agreements with the Business.  The Buyer shall retain the current trustee until such time as a substitute trustee chosen by Buyer has been duly approved and licensed under applicable Hawaiian law.

Section 5.10                      Non-Compete; Non-Solicitation

.  In consideration of the payment by the Buyer of the Purchase Price, each Seller agrees as follows:

(a)           Until the date that is three (3) years from the Closing Date (the “Non-Compete Period”), neither Seller nor any of their respective affiliates shall engage in any business within any Restricted Territory that is directly competitive with the Business, as the Business exists as of the Closing Date or (ii) persuade or attempt to persuade any existing customer of the Business not to purchase products of the Business from the Buyer or any of its affiliates, or to purchase products that are directly competitive with those of the Business, as the Business exists on the Closing Date.  As used in this Agreement, the term “Restricted Territory” means the State of Hawaii.  The Non-Compete Period shall be extended by the length of any period during which the Seller is in breach of the terms of this Section 5.10.

Nothing herein shall prohibit either Seller from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as such Seller has no active participation in the management of such corporation.

(b)           During the Non-Compete Period, Sellers agree not to knowingly, directly or indirectly through another Person induce or attempt to induce any Hawaii Employee who is hired by the Buyer on the Closing Date to leave the employ of such Buyer or violate their terms of employment; provided, however, (A) this Section 5.10(b) shall not prevent any Seller, directly or indirectly, from soliciting by means of, or employing or engaging any such Person responding to, a general solicitation or advertisement for employment or engagement, and (B) this Section 5.10(b) shall not apply to any person who has ceased to be an employee of the Buyer for at least one hundred eighty (180) days (365 days, if the employee terminates his or her employment).

(c)           If, at the time of enforcement of this Section 5.10, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Buyer to the greatest extent possible under applicable Law from improper competition.  The Parties hereto acknowledge that money damages might be an inadequate remedy for any breach of this Section 5.10 and that the Buyer may be irreparably damaged if any Party were to breach the covenants set forth in this Section 5.10.  Therefore, in the event of a breach or threatened breach of this Section 5.10, the Buyer or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 5.10.

Section 5.11                      Post Closing Transfers.  Immediately after the Closing, the Buyer shall assume financial responsibility as of the Closing Date for all utilities, internet services, facsimile numbers, wired telephone numbers and listings, agreements, leases and any other third party services (“Third Party Services”) used in the Hawaiian Businesses.  Should financial responsibility for Third Party Services be in the name of the Sellers and such services fail to be transferred within thirty (30) days after the Closing Date, the Sellers may terminate those Third Party Services without liability of any kind to the Buyer.

Section 5.12                      Public Announcements.  The Buyer and the Sellers will consult and agree in writing, such agreement not to be unreasonably withheld or delayed, prior to the issuance of any such press release or making of any such public statement.  Notwithstanding anything contained in this Agreement to the contrary, the contents of this Agreement are confidential and may not be disclosed by the Sellers or Buyer except such disclosure as required under applicable securities laws and to the attorneys and representatives of the respective parties working on the transaction, any regulatory body with jurisdiction thereon and, in the case of the Buyer, the financial institutions financing the transaction.

Section 5.13                      No Negotiation. Until such a time as this Agreement shall be terminated pursuant to Section 7.4 hereof, none of the Sellers or the Company shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination, or transaction involving any of the Hawaiian Businesses, or the sale of the Hawaiian Businesses or any of the Acquired Assets; provided, however, Buyers acknowledge there is a pending dispute between Service Corporation International (“SCI”) and it subsidiaries and during the course of such dispute SCI has made overtures to purchase or terminate the HMPM lease as part of the settlement of the dispute. Sellers or the Company shall not have any rights to amend, settle, modify or terminate the HMPM lease or sell any rights to the facility of the lease without the prior written consent of Buyer. The Sellers shall notify Buyer of any such inquiry or proposal within seventy two (72) hours of receipt or awareness of the same by any of the Sellers or the Company.  Such notice shall specify the name and address of the person who sent the inquiry and date of the inquiry.

Section 5.14                      Benefit Plans.  Buyer shall not assume pursuant to this Agreement or otherwise any Hawaii Benefit Plans other than those assumed through the collective bargaining agreement.  All other Hawaii Benefit Plans shall be terminated or frozen on the day prior to the Closing Date.

Section 5.15                      Satisfaction of Retained Liabilities.  Sellers shall assume or satisfy in full all of the Retained Liabilities.

Section 5.16                      Confidentiality.  At all times from and after the Closing Date, each Party shall keep secret and maintain in confidence, and shall not use for its benefit or for the benefit of others, any Confidential Information (and any information that would be deemed Confidential Information except that such information is in the public domain in whole or in part due to action of any Seller following the Closing).  The foregoing shall not prohibit disclosure of such information (i) as is required by Law, provided that (A) such Party informs the other Party in writing of such requirement or obligation prior to its disclosure so that a protective order or other appropriate remedy may be obtained by the non disclosing Party, and (B) disclosure is thereafter made only to the extent to which the disclosing Party is obligated, but not further or otherwise, (ii) as is necessary to prepare Tax Returns (including Tax Returns of the Sellers or of any of its Affiliates) or other filings with Governmental Entities or to defend or object to any reassessment of Taxes, (iii) as is necessary for the Parties (or its representatives) to prepare and disclose, as may be required, accounting statements or (iv) to assert or protect any rights of a Party hereunder or under any applicable Law.  For purposes hereof, “Confidential Information” means any information concerning the business and affairs of any Hawaiian Business or the Business that is known to such Party, prior to the Closing or becomes known to a Party following the Closing in connection with this Agreement except for any such information (i) that is already available to the public or (ii) becomes available to the public not in violation of this Section 5.16 of this Agreement.  In the event this Agreement is terminated for any reason, each Party shall promptly return all Confidential Information and all reproductions, copies and embodiments thereof, including without limitation items in both tangible form and those, which may be electronically stored.  Such Party shall further purge all electronically stored copies from its computers, networks and/or other storage mediums.

Section 5.17                      Further Assurances.  After the Closing Date, each Party will, at its expense, execute and do all such further deeds, acts, things, and assurances that may be requisite in the opinion of counsel for the other Party for carrying out the intention of, or facilitating the performance of, the terms of this Agreement.

ARTICLE VI

[Intentionally Omitted]

ARTICLE VII

Conditions to Closing

Section 7.1                      Conditions to Each Party’s Obligation.  The respective obligations of the parties to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of any of the transactions contemplated by this Agreement shall be in effect.

(b)           No Litigation.  There shall not be pending any suit action or proceeding by or before the Closing Date by or before any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith.

Section 7.2                      Conditions to Obligations of the Buyer.

(a)           Representations and Warranties.  The representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties which are qualified by materiality which shall be true and correct in all respects) on and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Buyer shall have received a certificate signed on behalf of the Sellers by their Chief Executive Officer or the Chief Financial Officer to the foregoing effect.

(b)           Performance of Obligations of Seller.  Sellers shall have complied in all material respects with the covenants and agreements to be performed by or complied with under this Agreement at or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of the Sellers’ Chief Executive Officer or the Chief Financial Officer to such effect.

(c)           No Material Adverse Effect.  There shall not have been any event or condition since the date of this Agreement which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(d)           Consents.  The consents set forth on Schedule 5.5(b) shall have been obtained and the required notices and filings set forth on Schedule 5.5(b) shall have been made.

(e)           Governmental Filings and Permits.  All filings or registrations with any Governmental Entity which are required for or in connection with the ownership of the Acquired Assets by the Buyer and the consummation of the transactions contemplated hereby shall have been obtained or made, including, without limitation the Hawaii Consents.

(f)           Title Reports.  Within 30 days following execution of this Agreement, the Buyer shall obtain a title commitment for an owner’s policy of title insurance with respect to each Owned Real Property with comprehensive survey on Valley of the Temple and Maui Memorial Park, access, tax parcel, contiguity, zoning, waiver of creditor rights and such reasonable endorsements as requested by Buyer dated no earlier than the date of this Agreement together with legible copies of all recorded documents reflected therein as exceptions to title and a receipt of title reports reasonably satisfactory to Buyer (the “Commitment”).  The Commitment shall show fee simple title in the Owned Real Property vested in the Hawaiian Businesses.

All charges and premiums in connection with the Owner’s Policies shall be paid half by Seller and half by Buyer.

(g)           Closing Deliveries.  Each of the items required to be executed and delivered to Buyer pursuant to Section 9.1 shall have been so executed and delivered or ready to be delivered.

Section 7.3                      Conditions to Obligations of the Seller.  The obligation of the Seller to effect the transactions contemplated hereby is also subject to the satisfaction or waiver by the Sellers, at or prior to the Closing Date, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties which are qualified by materiality which shall be true and correct in all respects) on and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Sellers shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

(b)           Performance of Obligations of Buyer.  Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Sellers shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or Chief Financial Officer of Buyer to such effect.

(c)           Closing Deliveries.  Each of the items required to be executed and delivered to the Sellers pursuant to Section 9.2 shall have been so executed and delivered or ready to be delivered.

(d)           Purchase Price.  Buyer shall have tendered via wire transfer the Purchase Price in accordance with Section 1.2(b) hereto.

Section 7.4                      Termination.  This Agreement may be terminated as follows:

(a)           by Buyer if a material breach of any provision of this Agreement has been committed by any of the Sellers and such breach has not been waived by Buyer;

(b)           by the Sellers if a material breach of any provisions of this Agreement has been committed by the Buyer and such breach has not been waived by the Sellers;

(c)           by mutual consent of the Buyer and the Sellers;

(d)           by Buyer if the Sellers have not been able to satisfy the conditions of closing on or before December 15, 2011, or such later date as the parties may agree upon, unless the Buyer is in material breach of this Agreement; provided, however, Buyer shall have the right by providing written notice to Sellers to extend the Closing Date up to sixty (60) additional days to December 31, 2011 in order to (i) receive any federal, state or local regulatory approval for this transaction or (ii) obtain the Commitment satisfactory to Buyer.

(e)           by the Sellers if Buyer has not been able to satisfy its conditions to Closing on or before December 15, 2011, or such later date as the Parties may agree upon, unless the Sellers are in material breach of this Agreement.

(f)           In the event of a termination by Buyer under (d) hereto if occasioned by a failure of Seller to satisfy its conditions under Sections 7.2(a), (b), (c) or (h), Seller shall pay to Buyer the Break Up Fees within three (3) business days following written notice of termination by Buyer. In the event of a termination under Section 7.4(a) hereto, Buyer shall provide notice of such breach and Sellers shall have thirty (30) days in which to cure such breach to Buyer’s reasonable satisfaction. If such breach is not cured during such thirty (30) day period, Buyer shall notify Sellers of its election to terminate this Agreement and the Break Up Fee shall be due within three (3) days thereof.

ARTICLE VIII

Indemnification

Section 8.1                      Survival.  The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the fifteen (15) month anniversary of the Closing Date; provided, however, that (a) the representations and warranties (collectively, the “Excluded Representations”) made in Sections 3.1 (Organization), 3.2 (Absence of Violations or Conflicts), 3.3 (Subsidiaries), 3.5(b) (Authority and Status), 3.6 (Consents) and 3.27 (No Brokers) shall survive the Closing indefinitely; (b) the representations and warranties in Sections 3.17 (Taxes and Unemployment Compensation), 3.20 (Employees and Employee Plans), and 3.22 (Tax Matters) shall survive the Closing until the 30th business day after the expiration of any applicable statute of limitations period (taking into account any extensions thereof); (c) the representations made in Section 4.2 (Authority and Status) and 4.7 (No Brokers) shall survive the Closing indefinitely and (d) the representations contained in Section 3.16(c) shall not survive after the Closing Date.  The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the period explicitly specified therein.  Notwithstanding the preceding sentences, any breach of a representation or warranty or any covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if the indemnified party shall have given to the indemnifying party notice of the inaccuracy or breach or other matter giving rise to such right of indemnity prior to such time.

Section 8.2                      Indemnification by Sellers.  Sellers shall defend, indemnify and hold harmless Buyer and its affiliates, and their respective officers, directors, employees, agents, advisors and other representatives (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all damage, loss, liability, expense, action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree, ruling, due, penalty, fine, cost, amount paid in settlement, obligation, Tax, lien, expense and fee, including court costs (including reasonable expenses of investigation, enforcement and collection, reasonable attorneys’ accountants’ and other professional fees and expenses incurred in connection with any litigation) whether or not involving a Third Party Claim (collectively, “Losses”), resulting from or arising out of (a) subject to the time limitations set forth above, any inaccuracy in or breach of any representation or warranty of Sellers in this Agreement or any certificate delivered by Sellers in connection hereto, (b) any failure of any Seller or any affiliate to perform any covenant or agreement under this Agreement, (c) any Retained Liability, (d) any defect in title on any of the Real Property which is not a Permitted Lien unless such defect is covered by title insurance and such defect does not appear as a lien, exception or encumbrance or other defect on the title policy or in this Agreement and/or the Disclosure Schedules attached hereto, (e) any suit, action, proceeding, claim or investigation pending or threatened against or affecting the Hawaiian Businesses that arose from any matter or state of facts existing prior to the Closing and is not disclosed on Schedule 3.15; provided, however, only those claims or litigation set forth on Schedule 3.15 that Buyer has specifically assumed will be deemed an Accepted Liability and therefore excluded from Sellers’ indemnification obligations herein, (f) any Losses incurred as a result of the alleged default under the HMPM lease, (g) any Losses incurred as a result of any default under the lease of Diamondhead Mortuary, or (h) any claim, demand, action, proceeding or lawsuit made or filed by any trustee or receiver or other interested party in connection with or as a result of or otherwise following the insolvency, reorganization or bankruptcy of any Seller, whether made or filed as part of formal bankruptcy or reorganization proceedings or otherwise, which claim, demand, action, proceeding or lawsuit in any way challenges, seeks to set aside or deprive Buyer of the benefits of the transaction contemplated by this Agreement.

Section 8.3                      Indemnification by Buyer.  Buyer shall defend, indemnify and hold harmless Sellers and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnities for, any and all Losses resulting from or arising out of (a) subject to the survival periods set forth above, any inaccuracy in or breach of any representation or warranty of Buyer in this Agreement or any certificate delivered by Buyer in connection hereto, (b) any failure of Buyer to perform any covenant or agreement under this Agreement; (c) any Accepted Liability; (d) any suit, action, proceeding, claim or investigation pending or threatened against or affecting the Hawaiian Businesses that arose from any matter or state of facts existing after the Closing Date which did not exist prior to the Closing Date, or (e) any claim, demand, action, proceeding or lawsuit made or filed by any trustee or receiver or other interested party in connection with or as a result of or otherwise following the insolvency, reorganization or bankruptcy of Buyer whether made or filed as part of a formal bankruptcy or reorganization proceeding or otherwise, which claim, demand, action or proceeding or lawsuit in any way challenges, seeks to set aside or deprives Sellers of the benefits of the transactions contemplated by this Agreement.

Section 8.4                      Certain Limitations.

(a)           After the Closing, the Sellers shall not be required to indemnify the Buyer Indemnitees for Losses under Section 8.2 until the aggregate amount of all such Losses exceeds [***] (the “Basket”), in which event Sellers shall be responsible for the amount of such Losses in excess of the Basket; provided, however, that the Basket shall not apply with respect to any Excluded Representation or Retained Liability, any matter covered by the Escrow Agreement or a breach of Sections 5.10 or 5.16, or fraud on the part of any Seller.

(b)           Buyer shall not be required to indemnify the Seller Indemnitees for Losses under Section 8.3 until the aggregate amount of all such Losses exceeds the Basket, in which event Buyer shall be responsible for the amount of such Losses in excess of the Basket; provided, however, the Basket shall not apply with respect to any Accepted Liability or fraud on the part of Buyer or any matters covered by the Escrow Agreement.

(c)           Sellers shall not be required to indemnify Buyer Indemnitees for Losses in excess of [***] (“CAP”), other than any Excluded Representation, Retained Liability, matters covered by the Escrow Agreement, or fraud on the part of any Seller.  Sellers  obligations to indemnify under  this Article shall be based on their respective ownership percentages of the Company The CAP related to any Losses related to the HMPM lease shall be limited to [***] (the “HMPM CAP”). The HMPM CAP shall be exclusive of any attorney’s fees related to litigation concerning the HMPM lease for which Sellers shall be solely responsible. For sake of clarity, the parties agree that any litigation concerning the HMPM lease is a Retained Liability and not subject to the Basket.

(d)           Buyer shall not be required to indemnify Seller Indemnitees for Losses in excess of the CAP other than with respect to any Accepted Liability or fraud on the part of Buyer.

(e)           The liability of Sellers for all Losses shall be reduced by the net amount of  any proceeds of insurance actually received by a Buyer Indemnitee from non-Affiliate third parties in connection with a claim for indemnification by such Buyer Indemnitee (but only to the extent insurance proceeds are actually received by a Buyer Indemnitee within twelve (12) months of the Buyer Indemnitee’s submission to its insurer(s) of its claim and appropriate supporting documentation, unless the Buyer Indemnitee fails to diligently attempt throughout such twelve (12) month period to collect promptly such insurance proceeds).  If a Buyer Indemnitee receives such insurance payment subsequent to such period and following indemnification by Sellers, Buyer Indemnitee shall remit to the Sellers the amount so paid by the insurance company but not in excess of the indemnification payment by Sellers.  In the event of any Third Party Claim as defined in Section 8.5 hereof, provided Sellers have accepted responsibility for any such claim without reservation, Buyer and Sellers shall cooperate in submitting, pursuing and collecting indemnity claims.

Section 8.5                      Third Party Claim Procedures.  In the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (an “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has Actual Knowledge of such Third Party Claim, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify, subject to the limitations contained in Section 8.4, the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim, provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to be given notice. The notice provided to the Indemnifying Party shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Losses that has been or may be suffered.  If the Indemnifying Party does not assume the defense of such Third Party Claim within twenty (20) days of notice thereof, the Indemnified Party shall be entitled to assume and control such defense in any manner it reasonably may deem appropriate.  In the event the Indemnifying Party has assumed the defense of such Third Party Claim within twenty (20) days of notice thereof, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).  Except with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability and wrongdoing with respect to such Third Party Claim.  Seller and Buyer shall cooperate in the defense of any Third Party Claim subject to this Article VIII and the records of each shall be reasonably available to the other with respect to such defense.

Section 8.6                      Direct Claims.  In any case in which an Indemnified Party seeks indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party in writing of any Losses that such Indemnified Party claims are subject to indemnification under the terms hereof.  Any dispute concerning such direct claims shall be resolved in accordance with the provisions of Section 10.2 hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that such Indemnifying Party is materially prejudiced as a result of such failure to be given notice.

Section 8.7                      Repurchase Option.

(a)           In the event Losses incurred by Sellers for indemnifiable claims under this Article VIII exceed Two Million Dollars ($2,0000,000) in the aggregate in the fifteen months following the Closing, or in the event an indemnification claim has been made within such fifteen (15) month period which alleges Losses which would cause the Losses hereunder to exceed $2,000,000, Sellers shall have a right, but not an obligation, upon written notice to Buyer (the “Option Notice”), to repurchase all of the membership interests or other equity interests of the Company (the “Repurchase Option”). For purposes of this section the amount of indemnifiable claims necessary to reach the threshold level of $2,000,000 shall not include any amounts paid out of the Escrow Funds.

(b)           The exercise price for the Repurchase Option shall equal [***], plus the cash component of any capital expenditures invested in the Company by Buyer since the Closing Date and all third party costs expended by Buyer from the date of the letter of intent to the Closing Date plus an 8% annual rate of return for the period from closing to the date on which the repurchase shall occur, less any distributions taken by Buyer (the “Exercise Price”) to be paid in cash at such closing.

(c)           The Repurchase Option shall be for all of the membership interests or other equity interests of the Company and its subsidiaries and be completed upon execution and delivery of an executed membership equity transfer assignment and power in exchange for the Exercise Price (the “Assignment”).  Such Assignment shall contain only limited representations and warranties related to the ownership of the membership interests in the Company and its subsidiaries.

(d)           The Repurchase Option shall be exercisable immediately after the Losses exceed $2,000,000 in the aggregate (the “Option Trigger Event”).  Such option shall expire ninety (90) days after the Option Trigger Event.

(e)           Sellers shall deliver written notice of exercise of this option in accordance with the notice provisions of this Agreement in the form set forth as Exhibit D hereto (the “Exercise Notice”).  Such Exercise Notice shall specify a closing date.  Within seven (7) days thereafter Buyer shall deliver to Sellers a computation of the Exercise Price.

(f)           The closing of the Repurchase Option shall occur within thirty (30) days following delivery of the Exercise Notice.

(g)           For purposes of this section, “Losses” shall be calculated after the Basket maximum has been reached and shall mean any actual payment, accepted known liability, expense (including cost of investigation and defense and reasonable attorney fees) net of any tax benefits inuring to Sellers and any insurance proceeds received by Sellers as a result of such indemnifiable claim.

ARTICLE IX

Closing Documents

Section 9.1                      Delivery of Closing Documents by the Seller.  On or before the Closing Date, the Sellers will deliver to the Buyer or its counsel the following, in form and substance satisfactory to the Buyer and its counsel:

(a)           the Legal Opinion of the Sellers’ attorneys, dated the Closing Date;

(b)           certificate of good standing of each of the Hawaiian Businesses;

(c)           a certificate indicating the account balances of pre-need trust accounts;

;

(d)           a certificate under Section 1445 of the Internal Revenue Code and the regulations promulgated whereby the Sellers certify that neither Seller is a nonresident alien or a foreign corporation, foreign partnership, foreign trust or, foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder) for purposes of U.S. income taxation and is not a disregarded entity as defined in Regulation Section 1.1445-2(b)(2)(iii) of the Internal Revenue Code.

(e)           an assignment and assumption agreement in form acceptable to the Buyer whereby the Hawaiian Businesses assign the Retained Assets to the Sellers or an affiliate of Sellers.

(f)           the certificate to be delivered pursuant to Sections 7.2(a) and (b);

(g)           a certificate from a trustee or secretary, as applicable, of the Sellers, in standard form, certifying as to such entity’s organizational documents contemplated hereby and the incumbency of the Persons signing on behalf of the Sellers;

(h)           an executed copy of the Escrow Agreement by Sellers; and

(i)           all other documents, acts, things and assurances as may be required in the reasonable opinion of the attorneys for the Buyer for insuring that all of the transactions contemplated by this Agreement are carried out to the fullest extent possible.

Section 9.2                      Delivery of Closing Documents by the Buyer.  On or before the Closing Date, the Buyer will deliver to the Company or its counsel the following, in form and substance satisfactory to the Seller and their counsel:

(a)           a certificate of good standing of the Buyer;

(b)           an Officer’s Certificate, in standard form, certifying as to the Buyer’s certificate of formation, operating agreement, resolutions of the managers and/or members approving the transactions contemplated hereby and the incumbency of the Persons signing the same on behalf of the Buyer;

(c)           a certificate to be delivered pursuant to Sections 7.3(a) and (b);

(d)           all other documents, acts, things and assurances as may be required in the reasonable opinion of the attorneys of the Sellers for insuring that all of the transactions contemplated by this Agreement are carried out to the fullest extent possible;

(e)           execution of the Escrow Agreement by Buyer; and

(f)           wire transfer of the Purchase Price to Sellers and Escrow Account and fee for Management Company paid into escrow.

ARTICLE X

Miscellaneous

Section 10.1                      Notices.  All notices provided for hereunder shall be in writing and shall be deemed to be given:

(a)           When delivered to the individual, or to an officer of the company, to which the notice is directed;

(b)           Three (3) days after the same has been deposited in the United States mail, sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section; or

(c)           When delivered by a generally recognized overnight delivery service (including United States Express Mail), with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section.  Notices shall be directed as follows:

(1)           if to Sellers to:

8880 W. Sunset Road
Suite 200
Las Vegas, Nevada 89148
Attn:           Vestin Mortgage, Inc.
Michael Shustek

with a copy to:

Ira S. Levine, Esq.
Levine Garfinkel & Katz
8880 W. Sunset Road
Suite 290
Las Vegas, Nevada 89148

(2)           if to the Buyer, to:

NorthStar Hawaii, LLC
c/o NorthStar Memorial Group, LLC
1900 St. James Place, Suite 200
Houston, Texas  77056
Attention: Chief Executive Officer

with a copy to:

Finn Dixon & Herling, LLP
177 Broad Street, 15th Floor
Stamford, Connecticut  06901-2048

Attention: Timothy A. Birch, Esq.

or at such other place or places or to such other person or persons as shall be designated by like notice by any party hereto.

Section 10.2                      Arbitration.  In the event of any dispute concerning this Agreement, its effect, or the transaction contemplated by it, the same shall be settled by written opinion of a single private arbitrator selected by mutual agreement of the parties, pursuant to the provisions of the American Arbitration Association using the rules of procedure of the State of Colorado.  Punitive or exemplary damages shall not be permitted under any circumstances.  The results of the arbitration shall be final and binding upon the parties, with costs paid by the party who does not prevail in the arbitration.  Any proceeding shall be held in Denver, Colorado.

Section 10.3                      Expenses.  Each party hereto shall pay its own expenses, including without limitation, fees and expenses of its agents, representatives, counsel, auditors, and accountants, incidental to the preparation and carrying out of this Agreement.

Section 10.4                      Knowledge.  When any representation or warranty is qualified by “to the Actual Knowledge of the Seller” or “Sellers Actual Knowledge” or any other similar phase, it shall mean the actual knowledge of any of Danny Stubbs or Hawaii Management Company, Inc.

Section 10.5                      Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties.  Nothing in this Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

Section 10.6                      Legal Fees and Costs.  In the event of any disputes or controversies arising from the Agreement or its interpretation, the party or parties prevailing in a court of competent jurisdiction or receiving a settlement payment will be entitled to receive reasonable legal fees and costs incurred in connection with same.  Each party will have the right to choose its own counsel in connection with any such matter, with all reasonable legal fees and related costs to be reimbursed by the party that does not prevail in the dispute or controversy.

Section 10.7                      Entire Agreement; Amendment.

(a)           This Agreement together with the other agreements provided for herein embody the whole agreement of the parties.  There are no promises, terms, conditions, or obligations other than those contained herein.  All previous negotiations between the parties, either verbal or written, not herein contained are hereby withdrawn and annulled.  This Agreement shall supersede all previous communications, representations, or agreements, either verbal or written, between the parties hereto.

(b)           This Agreement may not be amended except by an instrument in writing signed on behalf of the Sellers and the Buyer.

Section 10.8                      Captions; Counterparts.  The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.9                      Governing Law.  This Agreement shall be construed and enforced in accordance with the internal substantive laws of the State of Hawaii, without regard to its principles of conflict of laws.

Section 10.10                                Severability.  If a court of competent jurisdiction or an arbitrator should find any term or provision of this Agreement to be unenforceable and invalid by reason of being overly broad, the parties agree that the court shall limit the scope or duration of such provision to the maximum enforceable scope or duration allowed by law.  Any term or provision deemed by a court of competent jurisdiction to be unenforceable and invalid for any other reason shall be severed from this Agreement, and the remainder of this Agreement shall continue in full force and effect.

(signature page to follow)

IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first above written.

BUYER:

NORTHSTAR HAWAII, LLC

By:
      Name:
      Title:

SELLERS:

VESTIN REALTY MORTGAGE I, INC.,
a Maryland corporation

By:
      Name:
      Title:

VESTIN REALTY MORTGAGE II, INC.,
a Maryland corporation

By:
      Name:
      Title: